Cohen Fund Audit Services, Ltd. 800 Westpoint Pkwy., Suite 1100 Westlake, OH 44145-1524 www.cohenfund.com	440.835.8500 440. 835.1093 fax

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated December 30, 2011 on the financial statements of The Sound Mind Investing Funds, comprising The Sound Mind Investing Fund and The Sound Mind Investing Balance Fund, each a series of the Unified Series Trust, as of October 31, 2011 and for the periods of indicated therein and to the references to our firm in the prospectus and the Statement of Additional Information in this Post-Effective Amendment to The Sound Mind Investing Funds’ Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

February 28, 2012

Registered with the Public Company Accounting Oversight Board